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Exhibit 8.1

June 15, 2011

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Re:
Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation ("Parent"), in connection with (i) the Amalgamation, as defined and described in the Agreement and Plan of Amalgamation dated as of April 10, 2011 (the "Amalgamation Agreement"), by and among Parent, Apollo Amalgamation Sub, Ltd., a Bermuda exempted limited liability company ("Amalgamation Sub"), and Global Crossing Limited, a Bermuda exempted limited liability company (the "Company"), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Amalgamation Agreement.

        In connection with this opinion, we have examined the Amalgamation Agreement, the Registration Statement, the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Amalgamation will be consummated in the manner described in the Amalgamation Agreement and the Joint Proxy Statement/Prospectus, (ii) the statements concerning the Amalgamation set forth in the Amalgamation Agreement and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) that the representations to be made by Parent (together with Amalgamation Sub) and the Company pursuant to Sections 8.2(d) and 8.3(d) of the Amalgamation Agreement will be true, correct and complete and will remain so until the Effective Time. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Amalgamation Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent (together with Amalgamation Sub) and the Company referred to above, which we have assumed will be true as of the Effective Time.

        Based on the foregoing, and subject to the assumptions and qualifications set forth therein, it is our opinion that (a) the discussion set forth in the section entitled "Material U.S. Federal Income Tax Consequences" in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects and (b) the Amalgamation will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Amalgamation under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Joint Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Amalgamation. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP

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  Exhibit 8.1